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                                                                    EXHIBIT 99.1

F O R  I M M E D I A T E  R E L E A S E


CONTACT:                Barry Susson              Brendon Frey
-------                 Chief Financial Officer   (203) 682-8216
                        (215) 676-6000 x362
                                    OR
OF:                     Deb Shops, Inc.           Integrated Corporate Relations
--                      9401 Blue Grass Road      24 Post Road East
                        Philadelphia, PA  19114   Westport, CT  06880


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                  DEB SHOPS, INC. REPORTS JULY, SECOND QUARTER

                             AND YEAR-TO-DATE SALES

Philadelphia - August 4, 2005 - Deb Shops, Inc. (Nasdaq: DEBS) today reported that comparable store sales increased 2.0% in July 2005 as compared to July 2004. Total sales increased 2.5% to $24.5 million from $23.9 million in July 2004.

For the quarter ended July 31, 2005, comparable store sales increased 4.5% and total sales increased 4.3% to $75.7 million from $72.6 million for the prior year quarter. During the six-month period ended July 31, 2005, comparable store sales increased 5.7% and total sales increased 5.2% to $153.2 million from $145.6 million for the prior year period.

The Company reports financial results on the calendar month. Therefore, differences in timing will occur when comparing Deb Shops' results to those of retailers reporting on a 4-5-4 calendar.

For the remainder of fiscal year 2006, Deb Shops, Inc. will report monthly sales according to the following calendar:

Month End                                   Reporting Date
August 2005                                 September 8, 2005*
September 2005                              October 6, 2005
October 2005                                November 3, 2005
November 2005                               December 8, 2005*
December 2005                               January 5, 2006
January 2006                                February 2, 2006

*Denotes dates that differ from reporting dates under the 4-5-4 calendar.

Deb Shops, Inc. is a national specialty retailer of fashionable apparel, shoes and accessories for juniors in both regular and plus sizes. The Company operates 326 specialty apparel stores in 41 states under the DEB and Tops `N Bottoms names.

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